BA3DOCS1/0017454.01
As filed with the Securities and Exchange Commission on August 9, 1995
                                        Registration No. 33-

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549
                   _______________________

                          FORM S-8

                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
                  ________________________
                        WAVERLY, INC.
   (Exact name of registrant as specified in its charter)

           Maryland                     52-0523730
 (State or other jurisdiction(I.R.S. Employer Identification
No.)
of incorporation or organization)

    351 West Camden Street
     Baltimore, Maryland                21201-2436
(Address of Principal Executive Offices)(Zip Code)

        Waverly, Inc. 1995 Employee Stock Option Plan
                  (Full title of the plan)

                  E. Magruder Passano, Jr.
                        Waverly, Inc.
                   351 West Camden Street
               Baltimore, Maryland  21201-2436
           (Name and address of agent for service)

                       (410) 528-4000
    (Telephone number, including area code, of agent for
                          service)

                          Copy To:
                   Ariel Vannier, Esquire
              Venable, Baetjer and Howard, LLP
            1800 Mercantile Bank & Trust Building
                      Two Hopkins Plaza
                  Baltimore, Maryland 21201
                       (410) 244-7567
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               CALCULATION OF REGISTRATION FEE
 Title of     Amount    Proposed     Proposed    Amount of
securities    to be     maximum      maximum    registratio
   to be     registe    offering    aggregate     n fee(1)
registered     red     price per     offering
                        share(1)     price(1)
  Common     750,000
   Stock      Shares     $35.19    $26,392,500   $9,100.86
 $2.00 Par
   Value
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     (1)  Estimated pursuant to Rule 457(h) under the
Securities Act of 1933 based upon the average of the high and low price for the Registrant's Common Stock reported on the Nasdaq National Market on August 8, 1995 solely for the purpose of calculating the registration fee.

                           PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents which have been filed by the Registrant, Waverly, Inc. , with the Securities and
Exchange Commission (the "Commission") are incorporated herein by reference:

             (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

             (b)  Quarterly Report on Form 10-Q for the
             period ended March 31, 1995;

                  (c)  Description of the Company's Common
              Stock contained in the Company's Registration
              Statement on Form 8A filed with the
              Commission under the Securities Exchange Act of 1934 on May 11, 1972, including any amendment or report filed for the purpose of updating the description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration
Statement from the date of filing of such document.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or
(3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

    Paragraphs (f) and (g) of Article Seventh of the
Articles of Incorporation of the Registrant provide for the indemnification of directors and officers of the Registrant as follows:

             (f) To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation
             Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's Charter inconsistent with this paragraph, shall apply to or affect in any respect the liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

             (g)  To the maximum extent permitted by the
             Maryland General Corporation Law, as from time to time amended, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture of other enterprise. The Corporation shall, also to the same extent, advance expenses to its directors, officers and other persons referred to above and may by Bylaw, resolution or agreement
             make further provision for indemnification of directors, officers, employees and agents. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's charter inconsistent with this paragraph, shall apply to or affect in any respect the indemnification of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits are listed in the Exhibit Index included herein.

Item 9.  Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

              (1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)  To include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933;

                   (ii)  To reflect in the prospectus any
facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii)  To include any material information
with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on August 8, 1995.

                             WAVERLY, INC.

                             By:       / E. Philip Hanlon/
                               E. Philip Hanlon
                               Vice President, Chief
                                 Financial Officer, and
                                 Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

    Signature/Title
Edward B. Hutton, Jr.           Donald W. Dick, Jr.,
President, Chief Executive      Director
Officer and Director
(Principal Executive            Michael M.E. Johns, M.D.,
Officer)                        Director

E. Philip Hanlon                Samuel G. Macfarlane,
Vice President, Chief           Director
Financial Officer and
Treasurer                       Carolyn Manuszak, Director
(Principal Financial
Officer and                     Ackneil M. Muldrow, II,
Principal Accounting            Director
Officer)
                                Edward M. Passano, Sr.,
William M. Passano, Jr.         Director
Chairman and Director
                                Richard C. Riggs, Jr.,
E. Magruder Passano, Jr.,       Director
Vice Chairman and Director
                                John F. Spahr, Jr.,
Barbara J. Bonnell,             Director
Director
                                Rodney G. Stieff, Director
David J. Callard, Director
                                Oliver S. Travers, Director

                                Michael Urban, Director

By:      /E. Philip Hanlon/                      August 8,
1995
   E. Philip Hanlon
   Attorney-in-Fact

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                        EXHIBIT INDEX



         Listed below are the Exhibits filed herewith and which appear immediately hereafter.

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

  Exhibit                 Description                 Page
  Number

4A          Waverly, Inc. Articles of Restatement
            (incorporated by reference to Exhibit
            3A filed with 1989 Annual Report on
            Form 10-K)

4B          Articles of Amendment                   8

5           Opinion of Venable, Baetjer and         12
            Howard, LLP

24.1        Consent of Venable, Baetjer and
            Howard, LLP (included in Exhibit 5)

24.2        Consent of Price Waterhouse LLP         13

25          Power of Attorney                       14





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